Exhibit 99.1

Herbalife Ltd. Announces Fourth Quarter and Record Full Year 2008 Results

LOS ANGELES--(BUSINESS WIRE)--February 24, 2009--Herbalife Ltd. (NYSE: HLF) today reported fourth quarter 2008 net sales of $512.9 million, a decrease of 11.3 percent compared to the same period of 2007. Net sales performance in the quarter was negatively impacted by unprecedented currency fluctuations that reduced net sales by 856 basis points resulting in local currency year-over-year sales decline of 2.7 percent. For the quarter ended December 31, 2008, the company reported net income of $33.7 million, or $0.53 per diluted share, compared to $53.8 million, or $0.77 per diluted share in the fourth quarter of 2007, reflecting less contribution margin due to net sales declines, higher selling, general and administration expenses, partially offset by a lower effective tax rate, and accretion from our share repurchase program. Excluding the impact from adjusting items in both periods (1), adjusted net income was $43.4 million, or $0.69 in adjusted diluted earnings per share, reflecting a decrease of 21.3 percent and 12.7 percent, respectively, compared to 2007.

For the year ended December 31, 2008, the company reported record net sales of $2.4 billion, an increase of 9.9 percent compared to the same period of 2007. For the year ended December 31, 2008, the company reported record net income of $221.2 million, or $3.36 per diluted share, compared to $191.5 million, or $2.63 per diluted share in 2007. Excluding the impact from adjusting items in both periods (1), adjusted net income was $232.1 million, or $3.53 in adjusted diluted earnings per share, an increase of 18.0 percent and 30.3 percent, respectively, compared to 2007.

“While 2008 was a record year for many of our financial metrics including net sales, operating profit and earnings per share, due to a combination of factors including the weakening global economy, volatile foreign currency markets and softer volume trends in certain key markets during the fourth quarter, we ended the year on a soft note. While we remain very confident in the long term prospects for our company, we are not satisfied with the recent volume trends and corresponding financial performance,” said Chairman and Chief Executive Officer Michael O. Johnson. “In December, we announced a restructuring program that we believe will help improve alignment with, and service to, our distributors, as well as reduce workload in the organization and right-size our cost structure. Our business has the potential to thrive during economic downturns because we offer an opportunity for part-time or full-time income along with an attractively priced product. In addition, our products offer a healthy low-calorie meal along with nutritional supplements and weight-management products in the midst of a global obesity epidemic. Our message to distributors is straightforward; there has never been a better time to introduce someone to Herbalife.”

Net sales performance in the fourth quarter was partly attributable to declines in the company’s top 10 markets, which were collectively down 8.1 percent versus the same period in the prior year. However excluding the unfavorable currency impact during the quarter, net sales performance for the top 10 markets was flat. In local currency, four of these top markets produced double-digit net sales gains including China, up 48.6 percent; Brazil, up 15.0 percent; Korea, up 33.7 percent; and Taiwan, up 13.4 percent. The United States, the company’s top market, posted flat sales growth in the quarter.

During the fourth quarter 2008 we added 45,657 new Sales Leaders (2), which is 19.5 percent lower than the same period in the prior year. However, total Sales Leaders (2) increased 6.6 percent to 505,094 which reflects stronger recruiting earlier in the fiscal year. During the fourth quarter 2008, the company's President's Team membership increased 10.3 percent to 1,184 members versus the fourth quarter of 2007 and our prestigious Chairman's Club membership increased 12.5 percent to 36 members, versus the fourth quarter of 2007. The company also recognized the achievement of its first Brand Ambassador in China, the most senior level in that market.

The company produced cash flow from operations of $273.0 million for the full year 2008, and invested $106.8 million in capital expenditures, primarily in its global roll-out of Oracle along with additional technology investments to support improvements in distributor services as well as facility upgrades and expansions. In addition, the company repurchased 2.4 million shares during the fourth quarter of 2008. From the inception of the stock repurchase program in April 2007, the company has repurchased 13.7 million shares at an aggregate cost of $502.8 million, representing approximately 18 percent of the fully diluted share base since the initial authorization.

1 See Schedule D – “Reconciliation of Non-GAAP Financial Measures” for more detail

2 See Schedule titled “New Sales Leaders by Region” and “Total Sales Leaders by Region” for more detail

Business Highlights

During the fourth quarter the company opened four new markets – Honduras, Nicaragua, Guatemala, and Ecuador. Honduras, Nicaragua, and Guatemala are part of the company’s Mexico and Central America region while Ecuador is part of the South America region.

In addition, the company hosted one Extravaganza during the fourth quarter, in Los Angeles, California, which was attended by over 13,000 distributors. To keep our U.S. distributors engaged post-Extravaganza and in the midst of the economic slowdown, the company hosted a “Doctor’s Tour” featuring Dr. Luigi Gratton who traveled to 11 cities and met with close to 10,000 distributors. In addition, during January, the company hosted a “Why Herbalife, Why Now” tour featuring our chairman and CEO who traveled to seven cities and met with over 13,000 distributors. In addition our regional management team and distributor leaders have met with thousands more distributors and potential distributors throughout our Europe, Middle East and Africa, Mexico and Central America, South America and Asia Pacific regions. We have also hosted three Extravaganzas so far during the first quarter of 2009 with over 18,000 distributors in attendance.

“Our company is well positioned for continued success during these uncertain times. We have a financially strong company, a pristine balance sheet, a global brand, broad geographic diversification and 29 years of success,” concluded Johnson.

Fourth Quarter 2008 Regional Performance

Region	Net Sales (Mil)	(Decrease)/ Increase (Y/Y)	New Sales Leaders	(Decrease)/ Increase (Y/Y)	Total Sales Leaders	(Decrease)/ Increase (Y/Y)
EMEA	$117.4	(18.9%)	6,025	(21.9%)	80,279	(10.6%)
North America	$109.3	(0.3%)	9,655	(10.4%)	98,263	10.1%
Asia Pacific	$97.0	(4.5%)	10,229	(0.3%)	90,327	1.5%
South America	$78.8	(20.7%)	8,247	(42.4%)	102,901	13.0%
Mexico & Central America	$69.9	(28.5%)	4,739	(45.3%)	85,088	(8.0%)
China	$40.5	61.4%	6,762	34.9%	48,236	116.4%

The Europe, Middle East and Africa (EMEA) region reported net sales of $117.4 million in the fourth quarter of 2008, down 18.9 percent versus the same period of 2007. Unfavorable currency fluctuations negatively impacted EMEA’s net sales results by 10.0 percentage points; therefore net sales in local currency decreased 8.9 percent. Top markets within the region that reported year-over-year net sales declines during the fourth quarter of 2008 included Italy, down 6.7 percent; France, down 14.5 percent; Spain, down 48.2 percent; Netherlands, down 6.0 percent; and Germany, down 33.0 percent. As a result of the unfavorable currency fluctuations, Russia was the region’s only market that reported double-digit net sales growth during the fourth quarter of 2008, up 17.1 percent as compared to the fourth quarter of 2007. New Sales Leaders in the region of 6,025, during the quarter ended December 31, 2008, decreased 21.9 percent versus the same period last year. Total Sales Leaders in the region, as of December 31, 2008, decreased 10.6 percent to 80,279 versus December 31, 2007.

The North America region reported net sales of $109.3 million in the fourth quarter of 2008, essentially flat versus the same period of 2007. Unfavorable foreign currency fluctuations negatively impacted the region’s net sales growth by 0.7 percentage points; therefore net sales in local currency increased 0.4 percent. New Sales Leaders in the region of 9,655, during the quarter ended December 31, 2008, decreased 10.4 percent versus the same period last year. Total Sales Leaders in the region, as of December 31, 2008, increased 10.1 percent to 98,263 versus December 31, 2007.

The Asia Pacific region, which now excludes China, reported net sales of $97.0 million in the fourth quarter of 2008, down 4.5 percent over the same period of 2007. Unfavorable currency fluctuations negatively impacted Asia Pacific’s net sales growth by 13.3 percentage points; therefore net sales in local currency increased 8.7 percent. The decrease in this region is attributable to net sales declines in Japan, down 24.1 percent; Australia, down 43.4 percent; Thailand, down 26.5 percent; and Korea, down 8.8 percent, in each case as compared with the same period in 2007. These net sales declines were partially offset by gains in other markets including Taiwan, up 11.7 percent; and Malaysia, up 32.4 percent, in each case as compared with the same period in 2007. New Sales Leaders in the region of 10,229, during the quarter ended December 31, 2008, decreased 0.3 percent versus the same period last year. Total Sales Leaders as of December 31, 2008 increased 1.5 percent to 90,327 versus December 31, 2007.

The South America region reported net sales of $78.8 million in the fourth quarter of 2008, down 20.7 percent versus the same period of 2007. Unfavorable currency fluctuations negatively impacted South America’s net sales growth by 10.9 percentage points; therefore net sales in local currency decreased 9.8 percent. The decrease in net sales for the region was attributable to net sales declines in all markets except Colombia, which increased 47.6 percent versus the same period last year. In Brazil, the region’s largest market, net sales decreased 9.9 percent versus fourth quarter 2007, but were negatively impacted 25.0 percentage points due to the unfavorable fluctuation in the Brazilian Real. Excluding this unfavorable currency fluctuation, net sales in Brazil increased 15.1 percent during the quarter. We believe the continued positive growth, excluding currency fluctuations, reflect a turnaround for Brazil and provide validation of transforming a market by using the daily consumption model. New Sales Leaders in the region of 8,247, during the quarter ended December 31, 2008, were 42.4 percent lower than the same period last year. Total Sales Leaders in the region, as of December 31, 2008, increased 13.0 percent to 102,901 versus December 31, 2007.

The Mexico and Central America region reported net sales of $69.9 million in the fourth quarter of 2008, down 28.5 percent versus the same period of 2007. Unfavorable currency fluctuations negatively impacted Mexico and Central America’s net sales results by 13.4 percentage points; therefore net sales in local currency decreased 15.1 percent. Mexico, the largest market in the region, had a sales decrease of 31.0 percent as compared with the same period in 2007. Excluding currency fluctuations, net sales for Mexico decreased 17.4 percent.

During the third quarter of 2008 the company began collecting a Value Added Tax (VAT) in Mexico that has negatively impacted our financial results. Distributors in Mexico previously paid zero percent VAT on their purchases for most of our products. This effective price increase impacted approximately 58 percent of our volume in the Mexican market adversely affecting sales in Nutrition Clubs, which are retail price-sensitive, and as a result has caused volumes to decline from pre-VAT levels. We are in the process of challenging this assessment on several fronts, however while the products continue to be subject to this VAT, we expect year-over-year volume growth to be constrained.

New Sales Leaders in the Mexico and Central America region of 4,739, during the quarter ended December 31, 2008, were 45.3 percent lower than the same period last year. Total Sales Leaders in the region, as of December 31, 2008, decreased 8.0 percent to 85,088 versus December 31, 2007.

China reported net sales of $40.5 million in the fourth quarter of 2008, up 61.4 percent over the same period of 2007. Favorable foreign currency fluctuations positively impacted China’s net sales growth by 12.7 percentage points; therefore net sales in local currency increased 48.6 percent. New Sales Employees in China of 6,762, during the quarter ended December 31, 2008, increased 34.9 percent versus the same period last year. Total Sales Employees, as of December 31, 2008, increased 116.4 percent to 48,236 versus December 31, 2007.

2008 Annual Supervisor Requalification

In February of each year, we remove from the rank of supervisor those individuals who did not satisfy the supervisor qualification requirements during the preceding 12 months. Distributors who meet the supervisor requirements at any time during the year are promoted to supervisor status at that time, including any supervisors who were removed, but who subsequently re-qualified. For the latest twelve month re-qualification period ending January 2009, approximately 40.3 percent of our supervisors re-qualified.

First Quarter 2009 and Full Year 2009 Guidance

The company’s initial first quarter 2009 diluted earnings per share guidance range is $0.58 to $0.62 on volume point decline of five percent to seven percent and a net sales decline of 15 percent to 17 percent compared to the same period in 2008, respectively, and an effective tax rate range of 28 percent to 29 percent (3) (4). Our first quarter 2009 capital expenditures are expected to be in the range of $15 to $20 million.

Based on softer than anticipated fourth quarter business trends, coupled with a more cautious 2009 volume outlook, and current foreign currency rates, we are lowering our 2009 EPS guidance range by 10 cents. Our new 2009 diluted earnings per share guidance range is $2.90 to $3.10 on volume point growth of negative one percent to positive one percent and net sales decline of five percent to seven percent compared to 2008, respectively, and an effective tax rate range of 28.0 to 29.0 percent (3) (4). Full year 2009 capital expenditures are expected in the range of $55 million to $60 million.

3 Excludes the impact of expenses expected to be incurred in 2009 relating to the company’s December 2008 restructuring.

4 Excludes the impact of an expected first quarter 2009 tax settlement with a foreign government.

Fourth Quarter Earnings Conference Call

Herbalife's senior management team will host an investor conference call to discuss its fourth quarter and full year 2008 financial results and provide an update on current business trends on Wednesday, February 25, 2009 at 8 a.m. PT (11 a.m. ET).

The dial-in number for this conference call for domestic callers is (866) 219-5268 and (703) 639-1120 for international callers. Live audio of the conference call will be simultaneously webcast in the Investor Relations section of the company’s Web site at http://ir.herbalife.com.

An audio replay will be available following the completion of the conference call in MP3 format or by dialing (866) 837-8032 (domestic callers) and (703) 925-2474 (international callers) and entering access code 336024. The webcast of the teleconference will be archived and available on Herbalife’s Web site.

About Herbalife Ltd.

Herbalife Ltd. is a global network marketing company that sells weight-management, nutrition, and personal care products intended to support a healthy lifestyle. Herbalife products are sold in 70 countries through a network of over 1.9 million independent distributors. The company supports the Herbalife Family Foundation and its Casa Herbalife program to bring good nutrition to children. Please visit Herbalife Investor Relations for additional financial information.

Disclosure Regarding Forward-Looking Statements

Except for historical information contained herein, the matters set forth in this press release are “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any projections of earnings, revenue or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new services or developments; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words, “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” or “anticipate” and any other similar words.

Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, such as those disclosed or incorporated by reference in our filings with the Securities and Exchange Commission. Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in our forward-looking statements include, among others, the following:

  our relationship with, and our ability to influence the actions of, our distributors;
  adverse publicity associated with our products or network marketing organization;
  uncertainties relating to interpretation and enforcement of recently enacted legislation in China governing direct selling;
  our inability to obtain the necessary licenses to expand our direct selling business in China;
  adverse changes in the Chinese economy, Chinese legal system or Chinese governmental policies;
  improper action by our employees or international distributors in violation of applicable law;
  changing consumer preferences and demands;
  loss or departure of any member of our senior management team which could negatively impact our distributor relations and operating results;
  the competitive nature of our business;
  regulatory matters governing our products, including potential governmental or regulatory actions concerning the safety or efficacy of our products, and network marketing program including the direct selling market in which we operate;
  risks associated with operating internationally, including foreign exchange and devaluation risks;
  our dependence on increased penetration of existing markets;
  contractual limitations on our ability to expand our business;
  our reliance on our information technology infrastructure and outside manufacturers;
  the sufficiency of trademarks and other intellectual property rights;
  product concentration;
  our reliance on our management team;
  uncertainties relating to the application of transfer pricing, duties, value added taxes and similar tax regulations;
  taxation relating to our distributors;
  product liability claims;
  any collateral impact resulting from the ongoing worldwide financial “crisis”, including the availability of liquidity to us, our customers and our suppliers or the willingness of our customers to purchase products in a recessionary economic environment; and
  whether we will purchase any of our shares in the open markets or otherwise.

RESULTS OF OPERATIONS:

Herbalife Ltd.
Consolidated Statements of Income
(In thousands, except per share data)

	Quarter Ended		Year Ended
	12/31/2008	12/31/2007	12/31/2008	12/31/2007

North America	$109,277	$109,556	$496,942	$438,689
Mexico & Central America	69,952	97,828	375,188	384,626
South America	78,777	99,305	360,569	300,145
EMEA	117,400	144,688	570,703	567,712
Asia Pacific	96,959	101,571	410,789	378,707
China	40,512	25,149	145,022	75,960
Worldwide net sales	512,877	578,097	2,359,213	2,145,839
Cost of Sales	96,061	113,851	458,396	438,382
Gross Profit	416,816	464,246	1,900,817	1,707,457
Royalty Overrides	168,375	204,845	796,718	760,110
SGA	187,573	173,742	771,847	634,190
Operating Income	60,868	85,659	332,252	313,157
Interest Expense - net	2,858	3,354	13,222	10,573
Income before income taxes	58,010	82,305	319,030	302,584
Income Taxes	24,351	28,472	97,840	111,133
Net Income	33,659	53,833	221,190	191,451

Basic Shares	62,707	67,219	63,785	69,497
Diluted Shares	63,187	70,042	65,769	72,714

Basic EPS	$0.54	$0.80	$3.47	$2.75
Diluted EPS	$0.53	$0.77	$3.36	$2.63

Herbalife Ltd.
Consolidated Balance Sheets
(In thousands)

	Dec 31,	Dec 31,
	2008	2007
ASSETS
Current Assets:
Cash & cash equivalents	$150,847	$187,407
Receivables	70,002	58,729
Inventory, net	134,392	128,648
Prepaid expenses	89,214	72,193
Deferred income taxes	40,313	40,119
Total Current Assets	484,768	487,096

Property and equipment, net	175,492	121,027
Deferred compensation plan assets	15,754	19,315
Deferred financing cost, net	1,989	2,395
Marketing related intangibles	310,060	310,060
Goodwill	110,677	111,477
Other assets	22,578	15,873

Total Assets	$1,121,318	$1,067,243

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$41,084	$35,377
Royalty Overrides	130,369	127,227
Accrued compensation	60,629	54,067
Accrued expenses	104,795	114,083
Current portion of long term debt	15,117	4,661
Advance sales deposits	12,603	11,599
Income taxes payable	37,302	28,604
Total Current Liabilities	401,899	375,618

Non-current liabilities
Long-term debt, net of current portion	336,514	360,491
Deferred compensation	13,979	20,233
Deferred income taxes	103,765	107,584
Other non-current liabilities	23,520	21,073
Total Liabilities	879,587	884,999

Shareholders' equity:
Common shares	123	129
Additional paid in capital	197,715	160,872
Accumulated other comprehensive loss	(28,614)	(3,947)
Retained earnings	72,507	25,190
Total Shareholders' Equity	241,731	182,244

Total Liabilities and Shareholders' Equity	$1,121,318	$1,067,243

Herbalife Ltd.
Consolidated Statements of Cash Flow
(In Thousands)

	Year Ended December 31,
	2008	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$221,190	$191,451	$143,139
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	48,732	35,115	29,995
Excess tax benefits from share-based payment arrangements	(14,602)	(19,447)	(20,179)
Stock based compensation expenses	17,788	12,904	11,298
Amortization of discount and deferred financing costs	481	335	340
Deferred income taxes	(4,103)	3,344	(19,544)
Unrealized foreign exchange transaction loss (gain)	15,243	(13,009)	(4,905)
Write-off of deferred financing costs & unamortized discounts	-	204	7,116
Other	1,963	1,391	141
Changes in operating assets and liabilities:
Receivables	(18,529)	(2,381)	(12,228)
Inventories	(27,572)	26,765	(29,943)
Prepaid expenses and other current assets	(23,966)	(28,149)	(737)
Other assets	1,800	(3,967)	(3,223)
Accounts payable	8,922	(7,595)	(1,886)
Royalty overrides	13,375	5,751	26,325
Accrued expenses and accrued compensation	12,412	16,577	31,543
Advance sales deposits	1,917	(501)	(17)
Income taxes payable	24,191	49,956	24,192
Deferred compensation plan liability	(6,254)	2,067	3,020
NET CASH PROVIDED BY OPERATING ACTIVITIES	272,988	270,811	184,447

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property	(88,601)	(41,942)	(62,460)
Proceeds from sale of property	76	260	111
Deferred compensation plan assets	3,561	(1,708)	(4,459)
NET CASH USED IN INVESTING ACTIVITIES	(84,964)	(43,390)	(66,808)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid	(50,700)	(41,535)	-
Borrowings from long-term debt	118,000	293,700	215,000
Principal payments on long-term debt	(167,481)	(122,216)	(134,528)
Repurchases of 9 ½% Notes and 11 ¾% Notes	-	-	(165,137)
Increase in deferred financing costs	(75)	(871)	(2,331)
Share repurchases	(138,921)	(365,783)	-
Excess tax benefits from share-based payment arrangements	14,602	19,447	20,179
Exercise of stock options	19,508	13,747	11,773
NET CASH USED IN FINANCING ACTIVITIES	(205,067)	(203,511)	(55,044)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(19,517)	9,174	3,480

NET CHANGE IN CASH AND CASH EQUIVALENTS	(36,560)	33,084	66,075

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	$187,407	$154,323	$88,248

CASH AND CASH EQUIVALENTS, END OF PERIOD	$150,847	$187,407	$154,323

CASH PAID DURING THE YEAR
Interest paid	$17,735	$14,799	$39,826
Income taxes paid	$73,939	$62,431	$64,533

NON CASH ACTIVITIES
Assets acquired under capital leases and other long-term debt	$36,048	$7,085	$4,410

Herbalife Ltd
New Sales Leaders by Region
(Unaudited)

	Three Months Ended			Twelve Months Ended
	12/31/2008	12/31/2007	% chg	12/31/2008	12/31/2007	% chg

Asia Pacific	10,229	10,256	(0.3%)	40,905	40,174	1.8%
Mexico and Central America	4,739	8,660	(45.3%)	27,721	34,093	(18.7%)
EMEA	6,025	7,719	(21.9%)	27,132	31,831	(14.8%)
North America	9,655	10,774	(10.4%)	43,517	42,473	2.5%
South America	8,247	14,318	(42.4%)	43,741	46,123	(5.2%)
Sub-total Supervisors	38,895	51,727	(24.8%)	183,016	194,694	(6.0%)

China Sales Employees (1)	6,762	5,012	34.9%	26,262	15,365	70.9%

Worldwide Sales Leaders (2)	45,657	56,739	(19.5%)	209,278	210,059	(0.4%)

Herbalife Ltd
Total Sales Leaders by Region
(Unaudited)

	12/31/2008	12/31/2007	% chg

Asia Pacific	90,327	88,959	1.5%
EMEA	80,279	89,821	(10.6%)
Mexico and Central America	85,088	92,441	(8.0%)
North America	98,263	89,282	10.1%
South America	102,901	91,052	13.0%
Sub-total Supervisors	456,858	451,555	1.2%

China Sales Employees (1)	48,236	22,291	116.4%

Worldwide Sales Leaders (2)	505,094	473,846	6.6%

Note:

(1) – China sales employees represent the cumulative total employed sales force, active and inactive, operating under our China marketing plan where we sell our products through retail stores. We will begin an annual re-evaluation process commencing in early 2009. We anticipate a reduction in this figure following this annual re-evaluation process.

	(2) – We refer to supervisors who qualified in 69 countries under our traditional marketing plan plus China sales employees collectively as ‘Sales Leaders’.

Herbalife Ltd
Volume Points by Region
(Unaudited, In Thousands)

	Three Month Ended			Twelve Month Ended
	12/31/2008	12/31/2007	% chg	12/31/2008	12/31/2007	% chg

Asia Pacific	113,147	103,214	9.6%	438,714	403,975	8.6%
China	31,578	21,293	48.3%	115,895	64,413	79.9%
EMEA	114,791	127,611	(10.0%)	497,073	529,744	(6.2%)
Mexico and Central America	120,583	152,154	(20.7%)	576,611	611,200	(5.7%)
North America	164,248	170,395	(3.6%)	750,437	680,900	10.2%
South America	91,429	124,740	(26.7%)	399,900	397,902	0.5%

Worldwide Volume Points	635,776	699,407	(9.1%)	2,778,630	2,688,134	3.4%

SUPPLEMENTAL INFORMATION

SCHEDULE A: FINANCIAL GUIDANCE

2009 Guidance

For the Three Months Ending March 31, 2009 and Twelve Months Ending December 31, 2009

	Three Months Ending		Twelve Months Ending
	March 31, 2009		December 31, 2009
	Low	High	Low	High

Volume point growth vs. 2008	(7%)	(5%)	(1%)	1%
Net sales growth vs. 2008	(17%)	(15%)	(7%)	(5%)
EPS (1) (2) (3)	$0.58	$0.62	$2.90	$3.10
Cap Ex ($ mm's)	$15.0	$20.0	$55.0	$60.0
Effective Tax Rate (2)	28.0%	29.0%	28.0%	29.0%

(1)	Excludes the impact of expenses expected to be incurred in 2009 relating to the company’s December 2008 restructuring.
(2)	Excludes the impact of an expected first quarter tax settlement with a foreign government.
(3)	Excludes any accretion/dilution impact should the company elect to repurchase the remaining $97 million of its $600MM share repurchase program.

SCHEDULE B: NET SALES OF TOP 10 COUNTRIES (In Millions)

		Q4 2008					Q4 2007
		Reported	Currency Adjusted	FX Benefit (Loss)			Reported	Currency Adjusted	FX Benefit (Loss)
1	USA	$105.0	$105.0	$0.0	1	USA	$105.0	$105.0	$0.0
2	Mexico	$64.2	$76.9	($12.7)	2	Mexico	$93.0	$92.7	$0.3
3	China	$40.5	$37.3	$3.2	3	Brazil	$37.9	$31.4	$6.5
4	Brazil	$34.1	$43.6	($9.5)	4	Taiwan	$29.9	$29.5	$0.4
5	Taiwan	$33.4	$33.9	($0.5)	5	China	$25.1	$23.8	$1.3
6	Italy	$23.1	$25.4	($2.3)	6	Italy	$24.8	$22.0	$2.8
7	Korea	$15.9	$23.4	($7.5)	7	Venezuela	$21.6	$21.6	$0.0
8	Japan	$15.0	$16.4	($1.4)	8	Japan	$19.8	$19.0	$0.8
9	Venezuela	$14.1	$14.1	$0.0	9	Korea	$17.5	$17.1	$0.4
10	France	$10.9	$11.9	($1.0)	10	Spain	$15.4	$13.7	$1.7
	Total of Top 10	$356.2	$387.9	($31.7)		Total of Top 10	$390.0	$375.8	$14.2
TOTAL NET SALES		$512.9	$562.4	($49.5)	TOTAL NET SALES		$578.1	$548.1	$30.0

Note: Currency adjusted net sales use the prior year foreign currency rates to adjust current year reported net sales figures.

SCHEDULE C: VOLUME POINTS FOR TOP 10 COUNTRIES (In Millions)

		Q4 2008			Q4 2007
1	USA	158.1	1	USA	164.2
2	Mexico	112.9	2	Mexico	146.6
3	Brazil	44.8	3	Brazil	39.7
4	Taiwan	42.2	4	Taiwan	36.3
5	China	31.6	5	Venezuela	28.8
6	Korea	22.2	6	China	21.3
7	Italy	20.3	7	Italy	19.7
8	Venezuela	12.3	8	Korea	16.2
9	Russia	11.6	9	Argentina	15.8
10	Malaysia	10.6	10	Japan	14.8
	Total of Top 10	466.6		Total of Top 10	503.4
TOTAL VOLUME POINTS		635.8	TOTAL VOLUME POINTS		699.4

SCHEDULE D: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Unaudited) (Dollars in Thousands, Except Per Share Data)

4Q 2008 vs. 4Q 2007

The following is a reconciliation of net income, presented and reported in accordance with U.S. generally accepted accounting principles, to net income adjusted for certain items:

	Three Months Ended
	12/31/2008	12/31/2007

Net income, as reported	$33,659	$53,832

Tax benefit resulting from an international income tax audit settlement	-	(1,470)
Restructuring / Expenses associated with realignment for growth initiative	3,636	2,768
Increase in tax valuation allowance on deferred tax assets	6,097	-
Net income, as adjusted	$43,392	$55,130

The following is a reconciliation of diluted earnings per share, presented and reported in accordance with U.S. generally accepted accounting principles, to diluted earnings per share adjusted for certain items:

	Three Months Ended
	12/31/2008	12/31/2007

Diluted earnings per share, as reported	$0.53	$0.77

Tax benefit resulting from an international income tax audit settlement	-	(0.02)
Restructuring / Expenses associated with realignment for growth initiative	0.06	0.04
Increase in tax valuation allowance on deferred tax assets	0.10	-
Diluted earnings per share, as adjusted	$0.69	$0.79

SCHEDULE D: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES – cont. (Unaudited) (Dollars in Thousands, Except Per Share Data)

2008 vs. 2007

The following is a reconciliation of net income, presented and reported in accordance with U.S. generally accepted accounting principles, to net income adjusted for certain items:

	Twelve Months Ended
	12/31/2008	12/31/2007

Net income, as reported	$221,190	$191,451

Tax benefit resulting from an international income tax audit settlement	-	(2,079)
Restructuring / Expenses associated with realignment for growth initiative	4,769	3,757
Increase in tax reserves	-	3,565
Increase in tax valuation allowance on deferred tax assets	6,097	-
Net income, as adjusted	$232,056	$196,694

The following is a reconciliation of diluted earnings per share, presented and reported in accordance with U.S. generally accepted accounting principles, to diluted earnings per share adjusted for certain items:

	Twelve Months Ended
	12/31/2008	12/31/2007

Diluted earnings per share, as reported	$3.36	$2.63

Tax benefit resulting from an international income tax audit settlement	-	(0.03)
Restructuring / Expenses associated with realignment for growth initiative	0.07	0.05
Increase in tax reserves	-	0.05
Increase in tax valuation allowance on deferred tax assets	0.09	-
Diluted earnings per share, as adjusted	$3.53	$2.71

Note: Amounts may not total due to rounding.

CONTACT:
Herbalife Ltd.
Media Contact:
Barbara Henderson
SVP, Worldwide Corp. Comm.
213-745-0517
or
Investor Contact:
Andrew Speller
VP, Investor Relations
213-745-0474